EXHIBIT 1

AGREEMENT dated as of February 12, 2014 by and among Haya Shaked and Tal Shaked.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Haya Shaked and Tal Shaked hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on Schedule 13G relating to their ownership of the ordinary shares of Can-Fite BioPharma Ltd. and hereby further agree that said Statement shall be filed on behalf of Haya Shaked and Tal Shaked.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

/s Haya Shaked
Haya Shaked

/s/ Tal Shaked
Tal Shaked